Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF PLANET

The following discussion and analysis of the financial condition and results of operations of Planet Labs Inc. (“Former Planet,” “we,” “us” and “our”) should be read together with our unaudited condensed consolidated financial statements as of October 31, 2021 and for the nine months ended October 31, 2021 and 2020, and the audited consolidated financial statements as of and for the fiscal years ended January 31, 2021 and 2020, in each case together with related notes thereto, included elsewhere in this Current Report on Form 8-K with respect to the unaudited condensed consolidated financial statements or included in the proxy statement/prospectus incorporated herein by reference with respect to the audited consolidated financial statements only. The discussion and analysis should also be read together with the section entitled “Business of Planet” and the pro forma financial information included in this Current Report on Form 8-K in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in the proxy statement/prospectus incorporated herein by reference. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Planet” to “Planet” and “the Company” refer to the business and operations of Former Planet and its consolidated subsidiaries prior to the Business Combination and to Planet Labs PBC and its consolidated subsidiaries following the consummation of the Business Combination.

Business and Overview

Our mission is to use space to help life on Earth, by imaging the whole world every day and making global change visible, accessible, and actionable. Our platform includes imagery, insights, and machine learning that empower companies, governments, and communities around the world to make timely decisions about our evolving world.

We deliver a differentiated data set: a new image of the entire Earth landmass every day. To collect this powerful data set, we design, build and operate hundreds of satellites, making our fleet the largest Earth observation fleet of satellites in history. Our daily stream of proprietary data and machine learning analytics, delivered through our cloud-native platform, helps companies, governments and civil society use satellite imagery to discover insights as change happens.

To help further our mission, we have developed advanced satellite technology that increases the cost performance of each satellite. This has enabled us to launch large fleets of satellites at lower cost and in turn record over 1,700 images on average for every point on Earth’s landmass, a non-replicable historical archive for analytics, machine learning, and insights. We have advanced data processing capabilities that enable us to produce “AI-ready” data sets. As this data set continues to grow, we believe its value to our customers will further increase.

We currently serve more than 700 customers across large vertical markets, including agriculture, mapping, forestry, finance and insurance, and federal, state, and local government agencies. For example, our data, products, and services have helped farmers make decisions that resulted in significant increases in their harvests, while using less resources and lowering costs, by alerting them quickly to changes happening within their fields. Governments use our data to deliver public services more effectively in disaster response. Mapping companies use our data to keep online maps up to date. And journalists and human rights organizations use our data to uncover and report the truth about events in hard-to-reach places.

Our proprietary data set and analytics are delivered pursuant to subscription and usage-based data licensing agreements and are accessed by our customers through our online platform and subscription APIs. We believe our efficient cost structure, one-to-many business model and differentiated data set have enabled us to grow our customer base across multiple vertical markets. As of October 31, 2021, our EoP Customer Count was approximately 740 customers, which represented a 32% year-over-year growth when compared to October 31, 2020. Our EoP Customer Count has grown quarter-over-quarter for every quarter in the prior two years. For a definition of EoP Customer Count see the section titled “Key Operational and Business Metrics.” Over 90% of our customers sign annual or multiyear contracts, with an average contract length of over 2 years, weighted on an annual contract value basis.

Legacy Earth Observation satellites generally cost hundreds of millions of dollars and have long development cycles. By contrast, our high-resolution “Dove” and “SuperDove” satellites cost low hundreds of thousands of dollars each to build and launch, and achieve estimated payback periods of three to six months. We are constantly iterating our designs, and we add upgraded capabilities to our fleet each year. Additionally, traditional geospatial imagery is often sold on an exclusive, one-to-one basis and requires highly technical experts to use. Our data is sold as a one-to-many subscription product, with the same data often sold to multiple customers. Further, our software tools and analytic solutions help to make our data more accessible to non-technical business users creating a larger market opportunity.

We estimate our total addressable market to be over $100 billion by 2027, which we define as the market for satellite data services, sustainability transformation, and digital transformation. Based on our management’s estimates and Allied Market Research reports, we estimate the markets for geospatial data, services and analytics within the global markets created by the sustainability transformation and digital transformation will reach $35 billion and $74 billion, respectively, by 2027. According to Allied Market Research, the baseline satellite data services market, separate from the impact from the sustainability and digital transformation macro trends, is estimated to reach $19 billion by 2027.

To grow our market share and increase revenue, we plan to invest significantly in our sales and marketing activities, as well as increase our investment in software engineering to expand our available solutions. As we increase our revenue, we believe that we can achieve operating leverage as our current fleet of satellites which generate the data we sell to our customers are at scale. New satellites are added to the fleet primarily to replace existing satellites that have reached their end of life and to introduce new capabilities. Therefore, our capital expense requirements are incurred primarily to maintain and improve the capabilities of our existing fleet of satellites. Our ability to drive operational scale through our business model is reflected in the year-over-year improvement of our Non-GAAP Gross Profit and Adjusted EBITDA results for the fiscal year ended January 31, 2021.

	Nine Months Ended October 31,		Year Ended January 31,
(in millions, except percentages)	2021	2020	2021	2020
Gross Profit (Loss)	$34.3	$18.3	$25.8	$(6.7)
Gross Margin percentage	36%	22%	23%	(7)%
Non-GAAP Gross Profit (Loss)	$35.0	$18.9	$26.6	$(5.9)
Non-GAAP Gross Margin percentage	37%	23%	24%	(6)%
Net loss	$(91.2)	$(89.6)	$(127.1)	$(123.7)
Adjusted EBITDA	$(24.4)	$(9.5)	$(11.2)	$(23.8)

See the section titled “—Non-GAAP Information” for information regarding our definition and use of Non-GAAP Gross Profit and Adjusted EBITDA, a reconciliation of gross profit to Non-GAAP Gross Profit and a reconciliation of net loss to Adjusted EBITDA.

The Business Combination

We entered into the Merger Agreement with dMY IV, a special purpose acquisition company, on July 7, 2021. Pursuant to the Merger Agreement, upon the favorable vote of dMY IV’s stockholders on December 3, 2021, on

December 7, 2021, First Merger Sub, a newly formed subsidiary of dMY IV, merged with and into Planet, with Planet surviving the merger as a wholly owned subsidiary of dMY IV (the “First Merger”), and pursuant to Planet’s election immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into dMY IV, with dMY IV surviving the merger (the “Business Combination”). Following the Business Combination, dMY IV was renamed Planet Labs PBC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under the guidance in Accounting Standard Codification (“ASC”) 805, Business Combinations, dMY IV is expected to be treated as the “acquired” company for financial reporting purposes. We expect Planet Labs Inc. to be deemed the accounting predecessor of the combined business, and Planet Labs PBC, as the parent company of the combined business, will be the successor SEC registrant, meaning that our consolidated financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse recapitalization. The most significant change in our future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at October 31, 2021) of approximately $468.8 million, including $252.0 million in gross proceeds from the private investment in public equity (“PIPE”) consummated substantially simultaneously with the Business Combination. We also repaid our existing debt of approximately $67.1 million, including repayment fees associated with the debt of approximately $2.0 million and accrued interest, after the Business Combination was consummated. In addition, immediately prior to the effective time of the Business Combination, outstanding convertible notes were automatically converted into shares of Former Planet’s Class A common stock, and as such, the converted convertible notes are no longer outstanding and ceased to exist at the effective time of the Business Combination. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Planet —Liquidity and Capital Resources—Debt.”

As a result of the Business Combination, we are an SEC-registered company listed on the NYSE which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees. Our results of operations and statements of financial position may not be comparable between periods as a result of the Business Combination described above.

Impact of COVID-19

The novel coronavirus (“COVID-19”) continues to spread throughout the United States and other parts of the world and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place” and quarantine restrictions. We have taken measures to protect the health and safety of our employees, including shifting many employees to remote work. We have also worked with our customers and suppliers to minimize disruptions, and we support our community in addressing the challenges posed by this ongoing global pandemic.

The COVID-19 pandemic has generally disrupted the operations of our vendors, customers, and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets, or other harm to their business and financial results. This disruption could result in a reduction to information technology budgets, delayed purchasing decisions, longer sales cycles, extended payment terms, the timing of payments, and postponed or canceled projects, all of which could negatively impact our business and operating results, including sales and cash flows. The ultimate impact of COVID-19, including the impact of any new strains or variants of the virus, on our financial and operating results is unknown and will depend on the length of time that the disruptions to our vendors, customers and prospective customers exist. The full extent of the impact of COVID-19 is unknown but we do not expect the COVID-19 pandemic to have a material impact on our business going forward.

Our Business Model

We primarily generate revenue through selling licenses to our data and analytics to customers over an entirely cloud-based platform via fixed price subscription and usage-based contracts. Data licensing subscriptions and minimum commitment usage-based contracts provide a large recurring revenue base for our business with a low incremental cost to serve each additional customer. Payment terms of our customer agreements are most commonly in advance on an either quarterly or annual basis, although a small number of large contracts have required payment terms quarterly in arrears. We also generate an immaterial amount of revenue from sales of third-party imagery, professional services, and customer support.

We employ a “land-and-expand” go-to-market strategy with the goal to deliver increasing value to our customers and generate more revenue with each customer over time by expanding the scope of the services we offer. We work closely with our customers and partners to enable their early success, both from an account management and technical management perspective. Deeper adoption from our customers comes in many forms, including more users, more area coverage, and more advanced software analytics capabilities.

Two key elements of our growth strategy include scaling in existing verticals and expanding into new verticals.

Scaling in Existing Verticals:

We plan to invest in sales, marketing and software solutions to drive our expansion within our existing customer base and further penetrate verticals that are early adopters of geospatial data, such as Civil Government, Agriculture, Defense & Intelligence, and Mapping. In addition, we plan to invest in expanding the analytic tools we make available to these customers with the goal of increasing the services we provide to these customers and more deeply embed our data and analytics into their business intelligence systems.

Expansion into New Verticals:

We plan to invest in our software engineering teams to develop solutions to address use cases in emerging markets in our industry such as Energy & Infrastructure, Finance & Insurance, and Consumer Packaged Goods. In addition, to expand our reach within vertical markets, we intend to leverage our open data platform with specific vertical partners to deliver vertical market-specific solutions. We believe our increased investment in developing software analytics solutions has the potential to accelerate the usage of our data and analytics across broader audiences.

Factors Affecting the Results of Operations

We believe that our financial condition and result of operations have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this Current Report on Form 8-K or proxy statement/prospectus incorporated by reference, titled “Risk Factors.”

Continuing to Acquire New Customers

Attracting new customers is an important factor affecting our future growth and operating performance. We believe our ability to attract customers will be driven by our ability to continue to improve our data and offer software and analytic solutions that make our data easier to consume and integrate into our customers’ workflows, our success in offering new data sets and products to solve customer problems, increases in our global sales presence and increases in our marketing investments. We plan to invest in making our data more digestible and accessible to non-technical business users and build solutions to address more use cases and expand our addressable market. As a result of this strategy, we anticipate our research and development expenditures will increase in the near term. In addition, to expand our reach with customers, we intend to partner with independent software vendors and solution providers who are building vertical market-specific solutions. While we have customers and partners today in many markets, we believe that our increased investment in developing software analytics solutions has the potential to accelerate the usage of our data and analytics across broader audiences.

Retention and Expansion of Existing Customers

We are focused on increasing customer retention and expanding revenue with existing customers because this will affect our financial results, including revenues, gross profit, operating loss, and operating cash flows. To increase customer retention and expansion of revenue from existing customers, we are making a number of investments in our operations. Areas of investment that affect customer retention and expansion include our customer success function, continuous improvements to our existing data, and the software tools and analytic tools that make our data easier to consume and potentially result in our data becoming deeply embedded into customer workflows. Additionally, customer retention and expansion is driven by the speed with which our customers realize the value of our data once they become customers, our ability to cross-sell our different products to our existing customers and our ability to offer new products to our customers. As a result of the foregoing, we anticipate our cost of revenue, operating expenses, and capital expenditures will continue to increase and consequently, we are likely to experience losses in the near term, delaying our ability to achieve profitability and adversely affecting cash flows.

Developing New Sensors and Data Sets

We expect that our ability to provide new data sets through new sensors and new proprietary data will be an important factor for our long-term growth and future market penetration. We believe offering new data sets and fusing new data sets with our existing data sets will enable us to deliver greater value to our existing customers and help us attract new customers. This may require significant investment in technology and personnel and result in increased research and development costs as well as costs of revenue.

Investment Decisions

We regularly review our existing customers and target markets to determine where we should invest in our product and technology roadmap, both for our space systems engineering to enable new geospatial coverage models, as well as our software engineering focused on providing sophisticated analytics models and tools to service an expanding set of markets and use cases. Our financial performance relies heavily on effective balance between driving continued growth, maintaining technology leadership, and improving margins across the business.

Seasonality

We have experienced, and expect to continue to experience, seasonality in our business and fluctuations in our operating results due to customer behavior, buying patterns and usage-based contracts. For example, we typically have customers who increase their usage of our data services when they need more frequent data monitoring over broader areas during peak agricultural seasons. These customers may expand their usage and then subsequently scale back. We believe that the seasonal trends that we have experienced in the past may occur in the future. To the extent that we experience seasonality, it may impact our operating results and financial metrics, as well as our ability to forecast future operating results and financial metrics. Additionally, when we introduce new products to the market, we may not have sufficient experience in selling certain products to determine if demand for these products are or will be subject to material seasonality.

Key Operational and Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.

	Nine Months Ended October 31,		Year Ended January 31,
	2021	2020	2021	2020
Net Dollar Retention Rate	98%	132%	113%	102%
Net Dollar Retention Rate including Winbacks	105%	136%	117.0%	103%
EoP Customer Count	742	563	618	442
% Recurring	94%	93%	92%	88%
Capital Expenditures as a Percentage of Revenue	9%	29%	27%	25%

ACV and EoP ACV Book of Business

In connection with the calculation of several of the key operational and business metrics we utilize, we calculate Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value.

We also calculate EoP ACV Book of Business in connection with the calculation of several of the key operational and business metrics we utilize. We define EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. Active contracts exclude any contract that has been canceled, expired prior to the last day of the period without renewing, or for any other reason is not expected to generate revenue in the subsequent period. For contracts ending on the last day of the period, the ACV is either updated to reflect the ACV of the renewed contract or, if the contract has not yet renewed, the ACV is excluded from the EoP ACV Book of Business. We do not annualize short-term contracts in calculating our EoP ACV Book of Business. We calculate the ACV of usage-based contracts based on the committed contracted revenue or the revenue achieved on the usage-based contract in the prior 12-month period.

Net Dollar Retention Rate

We define Net Dollar Retention Rate as the percentage of ACV generated by existing customers in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. We define existing customers as customers with an active contract with Planet. We believe our Net Dollar Retention Rate is a useful metric for investors as it can be used to measure our ability to retain and grow revenue generated from our existing customers, on which our ability to drive long-term growth and profitability is, in part, dependent. We use Net Dollar Retention Rate to assess customer adoption of new products, inform opportunities to make improvements across our products, identify opportunities to improve operations, and manage go to market functions, as well as to understand how much future growth may come from cross-selling and up-selling customers. Management applies judgment in determining the value of active contracts in a given period, as set forth in the definition of ACV above. Net Dollar Retention Rate increased to 113% for the fiscal year ended January 31, 2021, as compared to 102% for the fiscal year ended January 31, 2020, due to our success in upselling and cross-selling to our existing customers during the period, as well as a reduction in customers with contract lengths less than one year. Net Dollar Retention Rate decreased to 98% for the nine months ended October 31, 2021, as compared to 132% for the nine months ended October 31, 2020, primarily due to the lower renewal value of a large government contract and the discontinuation of services to a government customer that ceased to exist beginning in August 2021. In addition, the Net Dollar Retention Rate in the nine months ended October 31, 2020 was positively impacted by the significant increase in annual contract value from a contract with an existing international government customer.

Net Dollar Retention Rate including Winbacks

We report on two metrics for net dollar retention—net retention excluding winbacks and including winbacks. A winback is a previously existing customer who was inactive at the start of the fiscal year, but has reactivated during the same fiscal year period. The reactivation period must be within 24 months from the last active contract with the customer; otherwise, the customer is assumed as a new customer. We define Net Dollar Retention Rate including winbacks as the percentage of ACV generated by existing customers and winbacks in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. We believe this metric is useful to investors as it captures the value of customer contracts that resume business with Planet after being inactive and thereby provides a quantification of Planet’s ability to recapture lost business. Management uses this metric to understand the adoption of our products and long-term customer retention, as well as the success of marketing campaigns and sales initiatives in re-engaging inactive customers. Beyond the judgments underlying managements’ calculation of Net Dollar Retention set forth above, there are no additional assumptions or estimates made in connection with Net Dollar Retention Rate including winbacks. Net Dollar Retention Rate increased to 117% including winbacks as compared to 113% excluding winbacks for the fiscal year ended January 31, 2021. Net Dollar Retention Rate including winbacks also increased to 103% as compared to 102% excluding winbacks for the fiscal year ended January 31, 2020. Net Dollar Retention Rate including winbacks including winbacks decreased to 105% for the nine months ended October 31, 2021, as compared to 136% including winbacks for the nine months ended October 31, 2020. The Net Dollar Retention including winbacks as of October 31, 2021 was primarily impacted by the discontinuation of services to a government customer that ceased to exist beginning in August 2021. In addition, the Net Dollar Retention Rate in the nine months ended October 31, 2020 was positively impacted by a significant expansion with an existing international government customer.

EoP Customer Count

We define EoP Customer Count as the total count of all existing customers at the end of the period. We define existing customers as customers with an active contract with Planet at the end of the reported period. For the purpose of this metric, we define a customer as a distinct entity that uses our data or services. We sell directly to customers, as well as indirectly through our partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with Planet, is counted only once. For example, if a customer utilizes multiple products of Planet, we only count that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. We believe EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of our platform and is a measure of our success in growing our market presence and penetration. Management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses our data or services. The EoP Customer Count increased to 618 as of January 31, 2021, as compared to 442 as of January 31, 2020. EoP Customer Count increased to 742 as of October 31, 2021, as compared to 563 as of October 31, 2020. These increases are primarily attributable to the increased demand for our data.

Percent of Recurring ACV

Percent of Recurring ACV is the portion of the total EoP ACV Book of Business that is recurring in nature. We define Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in our ACV Book of Business at a specific point in time. We believe Percent of Recurring ACV is useful to investors to better understand how much of our revenue is from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. We track Percent of Recurring ACV to inform estimates for the future revenue growth potential of our business and improve the predictability of our financial results. There are no significant estimates underlying management’s calculation of Percent of Recurring ACV, but management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV. Percent of Recurring ACV increased to 92% for the fiscal year ended January 31, 2021, as compared to 88% for the fiscal year ended

January 31, 2020. Percent of Recurring ACV increased to 94% for the nine months ended October 31, 2021, as compared to 93% for the nine months ended October 31, 2020. These increases are primarily attributable to scaling our business models towards subscription and annual commitment usage sales and a reduction in customers with contract lengths less than one year.

Capital Expenditures as a Percentage of Revenue

We define capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. We define Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for our data services and related revenue, and to provide a comparable view of our performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. We use an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver our data to clients. Other earth observation companies may spend more than ten times on a single satellite what Planet spends to build and launch a fleet of 180 satellites. As a result of our strategy and our business model, our capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, we believe it is important to look at our level of capital expenditure investments relative to revenue when evaluating our performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. We believe Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate our business and our relative capital efficiency. Capital Expenditures as a Percentage of Revenue increased to 27% for the fiscal year ended January 31, 2021, as compared to 25% for the fiscal year ended January 31, 2020. The increase was primarily attributable to an increase in capital expenditures related to the launch of high-resolution satellites. Capital Expenditures as a Percentage of Revenue decreased to 9% for the nine months ended October 31, 2021, as compared to 29% for the nine months ended October 31, 2020. The decrease was primarily attributable to a decrease in capital expenditures to fund the build and deployment of our high-resolution fleet, as the remaining satellites in the SkySat constellation were launched in the fiscal year ended January 31, 2021.

Components of Results of Operations

Revenue

We derive revenue principally from licensing rights to use our imagery that is delivered digitally through our online platform in addition to providing related services. Imagery licensing agreements vary by contract, but generally have annual or multi-year contractual terms. The data licenses are generally purchased via a fixed price contract on a subscription or usage basis, whereby a customer pays for access to our imagery or derived imagery data that may be downloaded over a specific period of time, or, less frequently, on a transactional basis, whereby the customer pays for individual content licenses.

We also provide an immaterial amount of other services to customers, including professional services such as training, analytical services, research and development services to third parties, and other value-added activities related to our imagery, data and technology. These revenues are recognized as the services are rendered, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services and analytics contracts. Training revenues are recognized as the services are performed.

Cost of Revenue

Cost of revenue consists of employee-related costs of performing account and data provisioning, customer support, satellite and engineering operations, as well as the costs of operating and retrieving information from the satellites, processing and storing the data retrieved, third party imagery expenses, depreciation of satellites and ground stations, and the amortization of capitalized internal-use software related to creating imagery provided to customers. Employee-related costs include salaries, benefits, bonuses and stock-based compensation. To a lesser extent, cost of revenue includes costs from professional services, including costs paid to subcontractors and certain third-party fees.

We expect cost of revenue to continue to increase as we invest in our delivery organization and future product sets that will likely require higher compute capacity. As we continue to grow our subscription revenue contracts and increase the revenue associated with our analytic capabilities, we anticipate further economies of scale on our satellites and other infrastructure costs as we incur lower marginal cost with each new customer we add to our platform.

Research and Development

Research and development expenditures primarily include personnel related expenses for employees and consultants, hardware costs, supplies costs, contractor fees and administrative expenses. Employee-related costs include salaries, benefits, bonuses and stock-based compensation. Expenses classified as research and development are expensed as incurred and attributable to advancing technology research, platform and infrastructure development and the research and development of new product iterations.

We continue to iterate on the design of our satellites and the capabilities of our automated operations to optimize for efficiency and technical capability of each satellite. Satellite costs associated with the design, manufacturing, launch, and commissioning of experimental satellites or other space related research and development activities are expensed as incurred.

We intend to continue to invest in our software platform development, machine learning and analytic tools and applications and new satellite technologies for both the satellite fleet operations and data collection capabilities to drive incremental value to our existing customers and to enable us to expand our traction in emerging markets and with new customers. As a result of the foregoing, we expect research and development expenditures to increase in future periods.

Sales and Marketing

Sales and marketing expenditures primarily include costs incurred to market and distribute our products. Such costs include expenses related to advertising and conferences, sales commissions, salaries, benefits and stock-based compensation for our sales and marketing personnel and sales office expenses. Sales and marketing costs are expensed as incurred.

We intend to continue to invest in our selling and marketing capabilities in the future and expect this expense to increase in future periods as we look to upsell new product features and expand into new market verticals. Selling and marketing expenses as a percentage of total revenue may fluctuate from period to period based on total revenue and the timing of our investments.

General and Administrative

General and administrative expenses include personnel-related expenses and facilities-related costs primarily for our executive, finance, accounting, legal and human resources functions. General and administrative expenses also include fees for professional services principally consisting of legal, audit, tax, and insurance, as well as executive management expenses. General and administrative expenses are expensed as incurred.

We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations, and professional services. As a result, we expect that our general and administrative expenses will increase in future periods and vary from period to period as a percentage of revenue, but we expect to realize operating scale with respect to these expenses over time as we grow our revenue.

Debt Extinguishment gain (loss)

Debt extinguishment gain (loss) reflects the gains or losses associated with the extinguishment of debt with Venture Lending & Leasing, Inc. (“Venture”), an affiliate of Western Technology Investment, or incurred in connection with our early repayment of such debt.

Interest Expense

Interest expense primarily consists of interest expense associated with our borrowings and amortization of debt issuance costs for our loans. Our debt as of October 31, 2021 included loans with Venture and our Credit Agreement with Silicon Valley Bank (“SVB”) and Hercules Capital, Inc. (“Hercules”). We subsequently repaid our debt with SVB and Hercules, of $67.1 million, including the outstanding principal, accrued interest and repayment fees, after the Business Combination was consummated.

Change in fair value of convertible notes and warrant liabilities

Change in fair value of liabilities includes the change in fair value of our Series B and Series D Preferred Stock Warrant liabilities and the change in fair value of our convertible notes. We expect to incur other incremental income or expense for the fair value adjustments for the outstanding warrant liabilities at the end of each reporting period or through the exercise of the warrants. We expect to incur an incremental other income or expense for the fair value adjustments for the outstanding convertible notes through the conversion of the notes. Immediately prior to the closing of the Business Combination, the convertible notes converted into shares of Former Planet Class A common stock.

Other Income (Expenses), net

Other income, net, consists of interest income earned and net gains or losses on foreign currency.

Provision for Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes, as well as those foreign jurisdictions where we have business operations, based on enacted tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We believe that it is more likely than not that the majority of the U.S. and foreign deferred tax assets will not be realized. Accordingly, we recorded a valuation allowance against our deferred tax assets in these jurisdictions.

Results of Operations

Nine Months Ended October 31, 2021 Compared to Nine Months Ended October 31, 2020

The following table sets forth a summary of our consolidated results of operations for the interim periods indicated and the changes between such periods.

	Nine Months Ended October 31,		$ Change	% Change
(in thousands, except percentages)	2021	2020
Revenue	$94,063	$82,887	$11,176	13%
Cost of revenue	59,757	64,558	(4,801)	(7)%

Gross profit	34,306	18,329	15,977	87%
Operating expenses
Research and development	39,521	32,441	7,080	22%
Sales and marketing	33,691	27,221	6,470	24%
General and administrative	31,939	25,548	6,391	25%

Total operating expenses	105,151	85,210	19,941	23%

Loss from operations	(70,845)	(66,881)	(3,964)	6%

Debt extinguishment gain	—	673	(673)	(100)%

	Nine Months Ended October 31,		$ Change	% Change
(in thousands, except percentages)	2021	2020
Interest expense	(7,750)	(6,835)	(915)	13%
Change in fair value of convertible notes and warrant liabilities	(11,429)	(16,513)	5,084	(31)%
Other income (expense), net	(313)	520	(833)	(160)%

Total other expense, net	(19,492)	(22,155)	2,663	(12)%

Loss before provision for income taxes	(90,337)	(89,036)	(1,301)	1%
Provision for income taxes	822	569	253	44%

Net loss	$(91,159)	$(89,605)	$(1,554)	2%

Revenue

Revenue increased $11.2 million, or 13%, to $94.1 million for the nine months ended October 31, 2021 from $82.9 million for the nine months ended October 31, 2020. The increase is due, in part, to a significant new customer contract in Europe which resulted in a $10.5 million increase in revenue for the nine months ended October 31, 2021, and an increase in total customers worldwide, which was offset by the timing of renewal of a significant customer at the end of December 2020 that resulted in a decrease in revenue of approximately $7.0 million for the nine months ended October 31, 2021. Total customers increased approximately 32% from an EoP Customer Count of 563 as of October 31, 2020 to 742 as of October 31, 2021. The increase in total customers and the associated revenue from those customers was largely due to our investment in expanding our sales and marketing teams.

Cost of Revenue

Cost of revenue decreased $4.8 million, or 7%, to $59.8 million for the nine months ended October 31, 2021, from $64.6 million for the nine months ended October 31, 2020. The decrease in cost of revenue was primarily due to an $8.1 million decrease in depreciation expense, mainly associated with reduced satellite depreciation expense, primarily as a result of an increase in the estimated useful life of certain of our high resolution satellites from six years to nine years effective February 1, 2021. See Note 2 in our unaudited condensed consolidated financial statements as of October 31, 2021 and for the nine months ended October 31, 2021 and 2020 included elsewhere in this Current Report on Form 8-K for information on the change in estimate. The decrease in depreciation and amortization was partially offset by an increase in hosting costs of $4.1 million associated with the increase in archive data costs and the growth of our customer base by approximately 180 customers, or 32%.

Research and Development

Research and development expenses increased $7.1 million, or 22%, to $39.5 million for the nine months ended October 31, 2021, from $32.4 million for the nine months ended October 31, 2020. This increase was primarily due to an increase of $7.6 million in employee and personnel costs associated with research and development as a result of an increase in headcount and stock-based compensation expenses. Other increases include an increase of $1.7 million related to spacecraft research and development spend. These increases were offset by $2.7 million of contra-research and development expenses related to the partnership with Carbon Mapper, Inc. in the nine months ended October 31, 2021.

Sales and Marketing

Sales and marketing expenses increased $6.5 million, or 24%, to $33.7 million, for the nine months ended October 31, 2021, from $27.2 million for the nine months ended October 31, 2020. This increase was primarily due to an increase of $4.8 million in employee and personnel costs associated with sales and marketing as a result of an increase in headcount, commissions and stock-based compensation expenses. The increase was also due to an increase of $1.0 million in marketing program expenses related to events and other virtual campaigns.

General and Administrative

General and administrative expenses increased $6.4 million, or 25%, to $31.9 million for the nine months ended October 31, 2021, from $25.5 million for the nine months ended October 31, 2020. The increase in general and administrative expense was primarily related to an increase in finance and accounting personnel costs of $6.2 million as a result of an increase in headcount and stock-based compensation expenses as well as an increase to professional service fees, including legal, audit and accounting fees.

Debt Extinguishment Gain

Debt extinguishment gain for the nine months ended October 31, 2020, reflects the gain realized upon the repayment of $2.6 million of our borrowings under the Venture Tranche B Loans.

Interest Expense

Interest expense increased $0.9 million, or 13%, to $7.8 million for the nine months ended October 31, 2021, from $6.8 million for the nine months ended October 31, 2020. The increase in interest expense is due to the additional $15.0 million loan under our Credit Agreement with SVB and Hercules in June 2020.

Change in fair value of convertible notes and warrant liabilities

The change in fair value of convertible notes and warrant liabilities decreased $5.1 million to $11.4 million for the nine months ended October 31, 2021, from $16.5 million for the same period in 2020.

The change in fair value of convertible notes and warrant liabilities during the nine months ended October 31, 2021 reflects a $9.1 million loss due to the revaluation of the 2020 Convertible Notes, and a $2.7 million loss due to the revaluation of the liability classified Series B and Series D preferred stock warrants, offset by a $0.4 million gain due to the revaluation of the Venture Tranche B convertible note.

The change in fair value of convertible notes and warrant liabilities during the nine months ended October 31, 2020 reflects a $15.2 million loss due to the revaluation of the 2020 Convertible Notes, a $0.1 million loss due to the revaluation of the Venture Tranche B convertible notes and a $1.2 million loss due to the revaluation of the liability classified Series B and Series D preferred stock warrants.

Other Income (Expense), net

Other income (expense) of $(0.3) million and $0.5 million for the nine months ended October 31, 2021 and 2020, respectively, primarily reflects realized and unrealized foreign currency exchange gains and losses.

Provision for Income Taxes

Provision for income taxes increased to $0.8 million for the nine months ended October 31, 2021, from $0.6 million for the nine months ended October 31, 2020. For the nine months ended October 31, 2021 and 2020, the income tax expense was primarily driven by the current tax on foreign earnings. The effective tax rates for the nine months ended October 31, 2021 and 2020 differed from the federal statutory tax rate primarily due to the valuation allowance on the majority of our U.S. and foreign deferred tax assets and foreign rate differences.

Year Ended January 31, 2021 Compared to Year Ended January 31, 2020

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between such periods.

	Year Ended January 31,		$ Change	% Change
(in thousands, except percentages)	2021	2020
Revenue	$113,168	$95,736	$17,432	18%
Cost of revenue	87,383	102,393	(15,010	(15)%
Gross profit	25,785	(6,657)	32,442	(487)%
Operating expenses
Research and development	43,825	37,871	5,954	16%
Sales and marketing	37,268	34,913	2,355	7%
General and administrative	32,134	27,019	5,115	19%
Total operating expenses	113,227	99,803	13,424	13%
Loss from operations	(87,442)	(106,460)	19,018	(18)%
Debt extinguishment gain (loss)	673	(11,529)	12,202	(106)%
Interest expense	(9,447)	(6,946)	(2,501)	36%
Change in fair value of convertible notes and warrant liabilities	(30,053)	207	(30,260)	(14,618)%
Other income (expense), net	239	1,144	(905)	(79)%
Total other expense, net	(38,588)	(17,124)	(21,464)	125%
Loss before provision for income taxes	(126,030)	(123,584)	(2,446)	2%
Provision for income taxes	1,073	130	943	725%
Net loss	$(127,103)	$(123,714)	$(3,389)	3%

Revenue

Revenue increased $17.4 million, or 18%, to $113.2 million for the fiscal year ended January 31, 2021 from $95.7 million for the fiscal year ended January 31, 2020. The increase in revenue for the fiscal year ended January 31, 2021, as compared to the fiscal year ended January 31, 2020, is primarily attributable to an increase in the value of our existing customer contracts and an increase in new customer contracts. EoP Customer Count increased approximately 40% from 442 as of January 31, 2020 to 618 as of January 31, 2021. The increase in revenue and EoP Customer Count was largely due to our expanded marketing efforts, investment in new high resolution data offerings, investments in analytic capabilities, and expansion of our commercial sales team globally.

Cost of Revenue

Cost of revenue decreased $15.0 million, or 15%, to $87.4 million for the fiscal year ended January 31, 2021, from $102.4 million for the fiscal year ended January 31, 2020. The decrease in cost of revenue is driven by a $13.9 million decrease in depreciation and amortization expense year-over-year, in large part due to a reduction in satellite depreciation related to our RapidEye fleet of satellites. Our RapidEye satellite fleet reached the end of its useful life in March 2020 and did not require replacement as customers were able to transition to our PlanetScope products. This resulted in a $7.6 million decrease in depreciation and amortization for the fiscal year ended January 31, 2021. The end of life of the RapidEye fleet also resulted in a $1.5 million decrease in ground station costs. These decreases were offset in part by an increase in hosting costs of $2.6 million resulting from the increase in archive data and current data accessed by our growing customer base.

Research and Development

Research and development expenses increased $6.0 million, or 16%, to $43.8 million for the fiscal year ended January 31, 2021, from $37.9 million for the fiscal year ended January 31, 2020. The increase in research and development expense is primarily due to an employee and personnel cost increase of $6.9 million in the fiscal year ended January 31, 2021, as compared to the fiscal year ended January 31, 2020, which resulted from an increase in headcount in both our space systems and software development teams.

Sales and Marketing

Sales and marketing expenses increased $2.4 million, or 7%, to $37.3 million for the fiscal year ended January 31, 2021, from $34.9 million for the fiscal year ended January 31, 2020. The increase in sales and marketing expense is primarily related to the increase in headcount in the sales and marketing organization. This increase was offset by the reduction in travel, entertainment, and marketing spend due to COVID-19, as our user conference was transitioned from an in-person event in the fall of 2019 to a virtual event in the fall of 2020 at lower cost, and employees were discouraged from traveling to meet customers. As a percentage of revenue, selling and marketing expenses decreased to 32.9% from 36.5% due to the increase in revenue in addition to the lower non-personnel related costs.

General and Administrative

General and administrative expenses increased $5.1 million, or 19%, to $32.1 million for the fiscal year ended January 31, 2021, from $27.0 million for the fiscal year ended January 31, 2020. The increase in general and administrative expense is primarily related to an increase in stock-based compensation expense of $6.6 million due to options granted to executives during the fiscal year ended January 31, 2021. This increase was partially offset by lower travel and entertainment expenses and other overhead expenses due to COVID-19.

As a percentage of revenue, general and administrative expenses remained flat at approximately 28%.

Debt Extinguishment (Gain) Loss

Debt extinguishment gain for the fiscal year ended January 31, 2021 reflects the gain realized upon the repayment of a portion of our borrowings under the Venture Tranche B loans.

Debt extinguishment loss for the fiscal year ended January 31, 2020 reflects the loss realized upon the early repayment of the 2017 Venture loans.

Interest Expense

Interest expense increased $2.5 million, or 36%, for the fiscal year ended January 31, 2021, from $6.9 million for the fiscal year ended January 31, 2020. This increase was primarily related to an increase in borrowings under our Credit Agreement with SVB and Hercules. This increase was partially offset by a decrease in borrowings under the 2017 Venture loans.

Change in fair value of convertible notes and warrant liabilities

The change in fair value of convertible notes and warrant liabilities was a loss of $30.1 million for the fiscal year ended January 31, 2021, as compared to a gain of $0.2 million for the fiscal year ended January 31, 2020.

The change in fair value of convertible notes and warrant liabilities for the fiscal year ended January 31, 2021 reflects a $24.4 million loss due to the revaluation of the 2020 Convertible Notes, a $0.7 million loss due to the revaluation of the Venture Tranche B convertible note, and a $4.9 million loss due to the revaluation of the liability classified Series B and Series D preferred stock warrants. The increase in fair value of these instruments is primarily related to the increase in our enterprise valuation.

The change in fair value of liabilities for the fiscal year ended January 31, 2020 reflects a $0.2 million gain due to the revaluation of the Venture Tranche B convertible note and a $0.1 million gain due to the revaluation of the liability classified Series B and Series D preferred stock warrant.

Other Income (Expense), net

Other income (expense) of $0.2 million and $1.1 million for the fiscal years ended January 31, 2021 and 2020, respectively, primarily reflects realized and unrealized foreign currency exchange gains and losses.

Provision for Income Taxes

Provision for income taxes increased to $1.1 million for the fiscal year ended January 31, 2021 from $0.1 million for the fiscal year ended January 31, 2020. For the fiscal year ended January 31, 2021, the income tax expense was primarily driven by the foreign withholding taxes. For the fiscal year ended January 31, 2020, the income tax expense was primarily driven by the current tax on foreign earnings. The effective tax rates for the fiscal years ended January 31, 2021 and 2020 differed from the federal statutory tax rate primarily due to the valuation allowance on the majority of our U.S. and foreign deferred tax assets and the tax impact of the non-deductible revaluation loss on our convertible debts.

Non-GAAP Information

This Current Report on Form 8-K includes Non-GAAP Gross Profit and Adjusted EBITDA which are non-GAAP performance measures that we use to supplement our results presented in accordance with U.S. GAAP. We believe Non-GAAP Gross Profit and Adjusted EBITDA are useful in evaluating our operating performance, as they are similar to measures reported by our public competitors and are regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects.

As mentioned above, Non-GAAP Gross Profit and Adjusted EBITDA are non-GAAP measures, are additions, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to gross profit, net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. Further, Non-GAAP Gross Profit and Adjusted EBITDA are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry and facilitates comparisons on a consistent basis across reporting periods. Further, we believe it is helpful in highlighting trends in our operating results because it excludes items that are not indicative of our core operating performance.

We include these non-GAAP financial measures because they are used by management to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP Gross Profit excludes stock-based compensation expenses that are classified as cost of revenue, which is required in accordance with U.S. GAAP. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP. We exclude in this calculation certain non-cash expenses, such as depreciation and amortization, stock-based compensation and change in fair value of convertible notes and warrant liabilities, and expenses that are considered unrelated to our underlying business performance, such as interest income, interest expense, and taxes.

Non-GAAP Gross Profit (Loss)

We define and calculate Non-GAAP Gross Profit (Loss) as gross profit adjusted for stock-based compensation classified as cost of revenue, and Non-GAAP Gross Margin percentage as the percentage of Non-GAAP Gross Profit (Loss) to revenue as outlined in the reconciliation below.

The table below reconciles our Gross Profit (Loss) (the most directly comparable GAAP measure) to Non-GAAP Gross Profit (Loss), for the periods indicated:

	Nine Months Ended October 31,		Year Ended January 31,
(in thousands, except percentages)	2021	2020	2021	2020
Gross Profit (Loss)	$34,306	$18,329	$25,785	$(6,657)
Cost of revenue- Stock-based compensation	688	585	843	788

Non-GAAP Gross Profit (Loss)	$34,994	$18,914	$26,628	$(5,869)

Gross Margin percentage	36%	22%	23%	-7%
Non-GAAP Gross Margin percentage	37%	23%	24%	-6%

Non-GAAP Gross Profit (Loss) excludes stock-based compensation, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Adjusted EBITDA

We define and calculate Adjusted EBITDA as net loss before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, change in fair value of convertible notes and warrant liabilities, gain or loss on the extinguishment of debt and non-operating income and expenses such as foreign currency exchange gain or loss, as outlined in the reconciliation below.

The table below reconciles our net loss (the most directly comparable GAAP measure) to Adjusted EBITDA for the periods indicated:

	Nine Months Ended October 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020
Net loss	$(91,159)	$(89,605)	$(127,103)	$(123,714)
Interest expense	7,750	6,835	9,447	6,946
Interest income	(12)	(49)	(53)	(980)
Income tax provision	822	569	1,073	130
Depreciation and amortization	33,865	46,300	62,212	77,629
Debt extinguishment (gain) loss	—	(673)	(673)	11,529
Change in fair value of convertible notes and warrant liabilities	11,429	16,513	30,053	(207)
Stock-based compensation	12,619	11,089	14,012	5,071
Other (income) expense	325	(471)	(186)	(164)

Adjusted EBITDA	$(24,361)	$(9,492)	$(11,218)	$(23,760)

There are a number of limitations related to the use of Adjusted EBITDA, including:

•

Adjusted EBITDA excludes stock-based compensation, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated and amortized will have to be replaced in the future;

•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us;

•	Adjusted EBITDA does not reflect income tax expense that reduces cash available to us; and

•

the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from similar measures when they report their operating results.

Liquidity and Capital Resources

Our operations have historically been primarily funded by the net proceeds from the sale of our equity securities and borrowings under our credit facilities, as well as cash received from our customers. As of January 31, 2021 and 2020, we had $71.2 million and $21.7 million, respectively, in cash and cash equivalents, and an accumulated deficit of $639.9 million and $512.8 million, respectively. As of October 31, 2021, we had $59.0 million in cash and cash equivalents and an accumulated deficit of $731.1 million.

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations, including our debt obligations as described below, and other commitments, with cash flows from operations and other sources of funding. Our current working capital needs relate mainly to our continued development of our platform and product offerings in new markets, as well as compensation and benefits of our employees. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We have historically generated net losses and negative cash flows from operations. As of October 31, 2021 and January 31, 2021, prior to the conversion of the 2020 Convertible Notes into shares of Former Planet Class A common stock in connection with the Business Combination, certain other indebtedness was to become due and payable in March 2022. These conditions raised substantial doubt about our ability to continue as a going concern. On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to approximately $527.8 million at October 31, 2021, as adjusted for the net proceeds received in connection with the closing of the Business Combination. We expect that our operating cash flows together with our cash on hand and the cash received in connection with the closing of the Business Combination (including the proceeds of the Private Placement), provide us with the ability to meet our obligations as they become due within one year from the date of this Current Report on Form 8-K and have determined that substantial doubt about our ability to continue as a going concern no longer exists.

We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to grow our business. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financial covenants that would restrict our operations. We cannot assure you that any such equity or debt financing will be available on favorable terms, or at all. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in software and market expansion efforts or to scale back our existing operations, which could have an adverse impact on our business and financial prospects.

Debt

The principal balance of our outstanding debt was $144.1 million as of October 31, 2021 and January 31, 2021, which comprised, for each period, the Venture Loan Amendment, SVB and Hercules Loan and 2020 Convertible Notes discussed below.

Venture Loans

In November 2014, we entered into a secured term loan agreement with Venture for a $25.0 million loan with an interest rate of 11.0% per annum (the prime rate plus 7.75%, minimum of 11.0%) (the “2014 loan”). We drew the full amount under the loan agreement in November 2014, which was fully repaid in March 2019.

In May 2017, we entered into two additional secured term loan agreements (the “2017 loan agreements”) with Venture for loan amounts of $25.0 million each (the “2017 loans”). Each of the 2017 loans bore an interest rate of 11.0% per annum. We drew down $25.0 million ($12.5 million from each of the two 2017 loans) in May 2017, which was scheduled to mature in November 2021, with the remaining $25.0 million ($12.5 million from each of the two 2017 loans) which was scheduled to mature in August 2022, drawn down in February 2018.

Under the terms of the 2017 loan agreements, we were required to make majority interest-only payments until May 2019 (with nominal amounts for principal repayments) for the first $25.0 million that was drawn down in May 2017 and majority interest-only payments until February 2020 (with nominal amounts for principal repayments) for the remaining $25.0 million that was drawn in February 2018. In June 2019, we paid the remaining $49.0 million of outstanding balance of the 2017 loans from Venture in cash prior to their scheduled repayments. In connection with the repayment, we issued subordinated debt to Venture (“Venture Tranche B”, further described below) representing a prepayment penalty, with a nominal value of $8.6 million and a fair value of $11.0 million for the debt upon issuance.

Borrowings under the 2017 loans from Venture were collateralized by certain of our assets, including our internally developed technology. The 2017 loan agreements included customary events of default provisions, including failure to pay amounts due, breaches of covenants and warranties, certain judgments and judicial actions against us, material adverse effect events, cross default and insolvency. If an event of default occurred, Venture was entitled to require immediate repayment of all amounts due.

In connection with the 2014 loan, we issued warrants to Venture for the purchase of up to 497,010 shares of Series B convertible preferred stock, with an exercise price of $5.030 per share. The warrants were exercised in connection with the Business Combination.

In connection with the 2017 loans, we issued warrants to Venture for the purchase of up to 243,470 and 243,470 shares of Series D convertible preferred stock (convertible into common stock) for the loan amounts drawn in 2018 and 2017, respectively, with an exercise price of $14.375 per share. The warrants were exercised in connection with the Business Combination.

On June 21, 2019, we amended the 2017 loan agreements with Venture (the “Amendment”). Under the Amendment, the 2017 loans were bifurcated into two tranches: Tranche A, in an amount of $49.0 million, representing the remaining principal amount of the 2017 loans; and Tranche B, in an amount of $8.6 million, representing the 2017 loans prepayment penalty. Tranche A was paid in full upon the execution of the Amendment. Tranche B, consisting of two separate subordinated contract liability instruments of $4.3 million each (the “Venture Tranche B Loans”), remained outstanding as of October 31, 2021. The Venture Tranche B Loans bore no interest, had no maturity date or prepayment schedule, and were subordinate to the SVB and Hercules Loan (see below) for any security interest or lien. At the option of the lenders, the Venture Tranche B Loans could be converted into Series D convertible preferred stock at any time. In addition, the Venture Tranche B Loans included conversion features conditioned on future rounds of preferred equity financing, and bridge financing. The Venture Tranche B Loans were not pre-payable.

The Venture Tranche B Loans were to become due and payable in full upon an Acceleration Event (as defined in the Amendment), which includes an event of default, a change in control, an initial public offering or a liquidity event. The Venture Tranche B Loans also included optional prepayment and conversion features contingent upon additional debt issuance.

In July 2021, we amended certain terms of our Venture Tranche B Loans to provide for, among other things, (i) an amendment to the definition of an initial public offering to include the acquisition by a special purchase acquisition company and (ii) immediately prior to the consummation of an initial public offering, the automatic conversion of the outstanding principal under the notes into bridge financing securities. The form of bridge financing securities to be issued were substantially in the same form as our amended 2020 Convertible Notes and would result in such bridge financing securities being converted into shares of Class A common stock immediately prior to the Closing at a conversion price equal to the lesser of (i) the Capped Price immediately prior to the closing of the Business Combination or (ii) 80% of the value of consideration payable per each share of Class A common stock provided for in the Business Combination.

In July 2021, we amended certain terms of warrants issued to Venture to provide for, among other things, (i) an amendment to the definition of an initial public offering to include the acquisition by a special purpose acquisition company and (ii) immediately prior to the consummation of an initial public offering, the automatic exchange of the warrants for shares of our securities.

During the fiscal year ended January 31, 2021, we repaid $2.6 million of the Venture Tranche B Loans. As of October 31, 2021 and January 31, 2021, $6.0 million was outstanding under the Venture Tranche B loans. The Venture B Tranche loan included customary restrictive covenants that imposed operating and financial restrictions on us, including restrictions on our ability to take actions that could be in our best interests. We were in compliance with all of the covenants as of October 31, 2021.

As discussed above, immediately prior to the closing of the Business Combination, the Venture Tranche B Loans converted into shares of Former Planet Class A common stock.

SVB and Hercules Credit Agreement

On June 21, 2019, we entered into a Credit Agreement with SVB and Hercules for a $50 million secured loan (the “2019 SVB and Hercules Loan”) with an interest rate of 11.0% per annum (the prime rate plus 5.5%, minimum of 11.0%). The 2019 SVB and Hercules Loan was set to mature in June 2022. With the proceeds from the 2019 SVB and Hercules Loan, we repaid $49.0 million of senior secured debt (the Venture 2017 loans above). Under the terms of the 2019 SVB and Hercules Loan agreement, we were required to make interest-only payments until the maturity date of June 2022.

On June 5, 2020, we obtained a $15 million secured loan from SVB and Hercules (the “2020 SVB and Hercules Loan” and together with the 2019 SVB and Hercules Loan, the “SVB and Hercules Loans”). The 2020 SVB and Hercules Loan bore an interest rate of 11.0% per annum and was set to mature in June 2022. This maturity date was subject to a springing maturity condition, whereby, if 91 days prior to the June 21, 2022 maturity date of the 2020 Convertible Notes, the outstanding 2020 Convertible Notes had not been converted into equity securities, then the SVB and Hercules Loan would become due and payable, including any accrued and unpaid interest as well as any unpaid but payable fees. With the proceeds from the 2020 SVB and Hercules Loan, we repaid $2.6 million, or 30%, of the face value of the Venture Tranche B Loans.

In connection with the SVB and Hercules Loans, we issued warrants for the purchase of shares of Class A common stock with an exercise price of $0.00002 per share. The warrants to purchase 685,320 shares and 250,780 shares were set to expire in June 2029 and June 2030, respectively.

As of October 31, 2021 and January 31, 2021, $67.0 million was outstanding under the SVB and Hercules Loans. Borrowings under the SVB and Hercules Loans were collateralized by certain of our assets, including our internally developed technology. The SVB and Hercules Loans agreements included customary events of default provisions and customary restrictive covenants that imposed operating and financial restrictions on us, including restrictions on our ability to take actions that could be in our best interests. These restrictive covenants included operating covenants restricting, among other things, our ability to incur additional indebtedness, effect certain acquisitions or make other fundamental changes.

The Credit Agreement with SVB and Hercules required us to deliver audited financial statements that do not contain an explanatory paragraph regarding “going concern”. We executed letters with SVB and Hercules in which SVB and Hercules agreed to waive any purported breach of the debt agreement with respect to our delivery of audited financial statements for the fiscal year ended January 31, 2021. As of October 31, 2021 and January 31, 2021, we were in compliance with, or had received appropriate waivers for, the covenants associated with our Credit Agreement with SVB and Hercules.

As discussed above, upon closing of the Business Combination, the outstanding principal, accrued interest and prepayment fees of $67.1 million of the Credit Agreement with SVB and Hercules was repaid.

2020 Convertible Promissory Notes

During the fiscal year ended January 31, 2021, we entered into a Convertible Note and Warrant Purchase Agreement with certain investors, pursuant to which we issued to them certain convertible notes (the “2020 Convertible Notes”). The 2020 Convertible Notes bore interest at a rate of 6.0% per annum with quarterly compounding and were set to mature on June 22, 2022. The principal amount of 2020 Convertible Notes issued was $71.1 million in aggregate. The 2020 Convertible Notes contained automatic conversion features in the event of the closing of our next sale of preferred stock occurring on or prior to the 2020 Convertible Notes’ maturity date resulting in gross proceeds in excess of at least $75.0 million (a “Next Equity Financing”). Upon closing of a Next Equity Financing, all outstanding principal and accrued interest under the 2020 Convertible Notes would automatically convert at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Next Equity Financing and (ii) $2.5 billion divided by our fully diluted capitalization (the “Capped Price”), immediately prior to the closing of the Next Equity Financing.

The 2020 Convertible Notes also contained an optional conversion feature upon an equity financing by us which does not constitute a Next Equity Financing (a “Non-Qualified Financing Conversion”). In the event of a Non-Qualified Financing Conversion, the 2020 Convertible Notes would be convertible at the option of the holder into a series of capital stock issued in the Non-Qualified Financing at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Non-Qualified Financing and (ii) the Capped Price.

In the event of a change of control, defined as any transaction that qualifies as a “Liquidation Event” as defined in our certificate of incorporation in effect as of the initial closing of the issuances of the 2020 Convertible Notes, except for liquidation, dissolution or winding up of Planet Labs Inc., prior to repayment in full and prior to the Next Equity Financing, at the option of certain holders, either (i) we shall pay 200% of the then outstanding principal, plus accrued interest, or (ii) the 2020 Convertible Notes shall convert into common stock at a conversion price equal to the Capped Price immediately prior to the closing of the Change of Control.

In July 2021, we amended certain terms of our 2020 Convertible Notes to provide for, among other things, the automatic conversion of the outstanding principal and accrued interest under the notes into shares of Class A common stock immediately prior to the Closing. The conversion price in such event is equal to the lesser of (i) the Capped Price immediately prior to the Closing or (ii) 80% of the value of consideration payable per each share of Class A common stock provided for in the Business Combination.

Warrants for the issuance of 989,528 shares of Series D preferred stock, at an exercise price of $11.437544, were issued in connection with the 2020 Convertible Notes. As of October 31, 2021, the warrants were outstanding and are exercisable at any time until expiration in 2030.

In November 2021, we amended certain terms of certain warrants for the purchase of Series D convertible preferred stock issued in connection with the 2020 Convertible Notes. The amendments include, among other things, (i) an amendment to the definition of an initial public offering to include the acquisition of Planet Labs Inc. by a special purpose acquisition company and (ii) immediately prior to the consummation of an initial public offering, the automatic exchange of the warrants for shares of our securities.

As of October 31, 2021 and January 31, 2021, $71.1 million was outstanding under the 2020 Convertible Notes.

As discussed above, immediately prior to the closing of the Business Combination, the 2020 Convertible Notes converted into shares of Former Planet Class A common stock.

Statement of Cash Flows

The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods. For additional detail, please see the Consolidated Statements of Cash Flows as presented within the Consolidated Financial Statements and Condensed Consolidated Financial Statements.

	Nine Months Ended October 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020
Net cash provided by (used in)
Operating activities	$(21,016)	$(28,096)	$(4,027)	$(33,687)
Investing activities	(9,183)	(24,276)	(30,800)	(27,172)
Financing activities	19,513	83,839	83,940	8,728

Net cash used in operating activities

Net cash used in operating activities for the nine months ended October 31, 2021, primarily consisted of the net loss of $91.2 million, adjusted for non-cash items and changes in operating assets and liabilities. Non-cash items included depreciation and amortization expense of $33.9 million, stock-based compensation expense of $12.6 million and a change in fair value of preferred stock warrant liabilities and convertible notes of $11.4 million. The net change in operating assets and liabilities primarily consisted of a $32.3 million decrease in accounts receivable, $2.0 million increase in accounts payable, accrued and other liabilities and a $6.8 million increase in deferred hosting costs, which was offset by a $17.4 million decrease in deferred revenue and $12.9 million increase in prepaid expenses and other assets.

Net cash used in operating activities for the nine months ended October 31, 2020, primarily consisted of the net loss of $89.6 million, adjusted for non-cash items, which included depreciation and amortization expense of $46.3 million, a change in fair value of preferred stock warrant liabilities and convertible notes of $16.5 million and stock-based compensation expense of $11.1 million. These non-cash items were partially offset by a change in operating assets and liabilities of $14.8 million.

Net cash used in operating activities for the fiscal year ended January 31, 2021, primarily consisted of the net loss of $127.1 million, adjusted for non-cash items and changes in operating assets and liabilities. Non-cash items included depreciation and amortization expense of $62.2 million, stock-based compensation expense of $14.0 million, and the change in fair value of preferred stock warrant liabilities and convertible notes of $30.1 million. The net change in operating assets and liabilities primarily consisted of a $14.4 million increase in deferred revenue, a $11.0 million increase in accounts payable and accrued expenses, a $8.0 million increase in deferred hosting costs, and a $2.6 million decrease in prepaid expenses and other current assets, which were partially offset by a $19.9 million increase in accounts receivable and $2.2 million decrease in deferred rent.

Net cash used in operating activities for the fiscal year ended January 31, 2020, primarily consisted of the net loss of $123.7 million, adjusted for non-cash items, which included depreciation and amortization expense of $77.6 million, stock-based compensation expense of $5.1 million and a loss on extinguishment of debt of $11.5 million. These non-cash items were partially offset by a change in operating assets and liabilities of $6.0 million. The net change in operating assets and liabilities primarily consisted of a $27.3 million decrease in deferred revenue and $3.7 million decrease in deferred rent, which were offset partially by a $9.0 million decrease in accounts receivable and $12.9 million decrease in prepaid expenses and other current assets.

Net cash used in investing activities

Net cash used in investing activities for the nine months ended October 31, 2021, consisted of purchases of property and equipment of $6.1 million, inclusive of satellite expenditures of $5.8 million, and capitalized internal-use software costs of $2.7 million.

Net cash used in investing activities for the nine months ended October 31, 2020, consisted of purchases of property and equipment of $20.8 million, inclusive of satellite expenditures of $17.5 million, and capitalized internal-use software costs of $3.0 million.

Net cash used in investing activities for the fiscal year ended January 31, 2021, consisted of purchases of property and equipment of $26.1 million, inclusive of satellite expenditures of $25.0 million, and capitalized internal-use software costs of $4.0 million.

Net cash used in investing activities for the fiscal year ended January 31, 2020, consisted of purchases of property and equipment of $16.7 million, inclusive of satellite expenditures of $13.4 million and capitalized internal-use software costs of $7.4 million. Cash used in investing activities also includes $2.5 million, net of cash acquired for the acquisition of Boundless Spatial, Inc. in March 2019.

Net cash provided by financing activities

Net cash provided by financing activities for the nine months ended October 31, 2021, consisted of proceeds from the exercise of common stock options of $24.4 million, inclusive of an early exercise of $17.9 million in July 2021, which was partially offset by payment of deferred transaction costs of $5.3 million.

Net cash provided by financing activities for the nine months ended October 31, 2020, consisted of proceeds of $71.1 million received from the issuance of a portion of the 2020 Convertible Notes and warrants and $14.9 million net proceeds received from borrowings under the Credit Agreement with SVB and Hercules which was partially offset by repayment of $2.6 million of principal balance of the Venture Tranche B Loans.

Net cash provided by financing activities for the fiscal year ended January 31, 2021, primarily consisted of net proceeds of $71.1 million received from the issuance of the 2020 Convertible Promissory Notes and warrants and $14.9 million net proceeds received from borrowings under the Credit Agreement with SVB and Hercules. The proceeds received from the Credit Agreement with SVB and Hercules were used in part for the repayment of $2.6 million of principal balance of the Venture Tranche B Loans.

Net cash provided by financing activities for the fiscal year ended January 31, 2020, primarily consisted of $10.0 million in net proceeds received from the issuance of Series D preferred stock, $49.6 million in net proceeds received borrowings under the Credit Agreement with SVB and Hercules. These proceeds were partially offset by repayment of the 2017 loans from Venture of $51.2 million.

Contractual Obligations

The following table and the information that follows summarizes our contractual obligations as of October 31, 2021.

(in thousands)	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations (1)	$8,241	5,256	2,985
Launch and Ground Station Services (2)	8,288	4,119	3,557	578	34
Other (3)	186,992	18,791	55,799	62,613	49,789
Long-term debt obligations (4)	138,075	138,075	—	—	—

	$341,596	$166,241	$62,341	$63,191	$49,823

(1)	Includes operating leases of corporate office facilities, including our headquarters in San Francisco, California.
(2)	Includes purchase commitments under non-cancelable future satellite launch services and ground station services, including leases, to be performed by third-parties.
(3)

Includes minimum purchase commitments for hosting services from Google, LLC (“Google”) through January 31, 2028. Please refer to Note 11 in our audited consolidated financial statements included in our proxy statement/prospectus incorporated by reference for information regarding our related party transactions with Google.

(4)

Includes principal due under the SVB and Hercules Loan and the 2020 Convertible Notes and excludes interest due under the SVB and Hercules Loan and 2020 Convertible Notes of $7.0 million as of October 31, 2021. The Venture Tranche B Loans, with a principal balance of $6.0 million, are classified as a current liability as it has no stated maturity.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions.

Revenue Recognition

We recognize revenue in accordance with Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). Under Topic 606, we recognize revenue under the core principle to depict the transfer of control to our customers in an amount reflecting the consideration to which we expect to be entitled. In order to achieve that core principle, we apply the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.

We derive our revenue principally from licensing rights to use imagery that is delivered digitally through our online platform in addition to providing related services. Imagery licensing agreements vary by contract, however, generally they have annual or multi-year contractual terms. The licenses are generally purchased on a subscription basis, whereby a customer pays for access to our imagery that may be downloaded over a specific period of time, or, on a transactional basis, whereby the customer pays for individual content licenses at the time of download. Our imagery licensing agreements and service agreements are generally non-cancelable and do not contain refund-type provisions. The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in identifying the performance obligations and the standalone selling price (“SSP”) of the performance obligations.

At contract inception, we assess the product offerings in our contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items in a bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. To identify the performance obligations, we consider all of the product offerings promised in the contract.

Data licensing arrangements generally provide customers with the right to access imagery through our platform, download content on a limited or unlimited basis over the contractual period depending on the terms of the applicable contract, or provide both the right to access imagery and download content. We have determined that access to imagery through our online platform and the ability to download such imagery represent two separate performance obligations. As such, a portion of the total contract consideration related to access to continuously updated imagery content is recognized ratably on a straight-line basis over the term of the contract. At contract inception, existing or archived imagery is available for download by the customer. The existing or archived imagery has significant standalone functionality and is not updated once licensed to a particular customer. As such, the portion of the contract consideration related to the download license of existing or archive imagery content is recognized as revenue at the commencement of the contract when control of the imagery is transferred, and the imagery is available for download by the customer. The portion of the contractual consideration related to the download of monitoring imagery content is recognized over the term of the contract utilizing a usage-based output measure of progress based on the download capacity specified in the contract. To the extent the number of downloads of the specified imagery content is unlimited, the contractual consideration related to downloads is recognized ratably on a straight-line basis over the term of the contract.

When our contracts with customers contain more than a single performance obligation, management allocates the total contract consideration to each performance obligation on a relative SSP basis. The SSP is the price at which we would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. We determine the SSP by considering our overall pricing practices and market conditions, including our discounting practices, the size and volume of our transactions, the customer demographic, price lists, historical sales, contract prices and customer relationships.

We also provide other services to customers, including professional services such as training, analytical services, research and development services to third parties, and other value-added activities related to imagery products. These revenues are recognized as the services are rendered, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services contracts. Training revenues are recognized as the services are performed.

We recognize revenue on a gross basis. We are the principal in the transaction as we are the party responsible for the performance obligation and we control the product or service before transferring it to the customer.

The transaction price is the total amount of consideration that we expect to be entitled to in exchange for the product offerings in a contract. The prices of imagery licensing and other services are generally fixed at contract inception and therefore, our contracts do not contain a significant amount of variable consideration. From time to time, we may enter into contracts with our customers that provide a form of variable consideration, including a revenue share arrangement. For these arrangements, we estimate the variable consideration at the contract inception based on the most likely amount in a range of possible outcomes. The estimate of variable consideration is reassessed on a quarterly basis.

We typically bill in advance either quarterly or annually for contracts with terms of one year or longer. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the underlying performance obligations have been satisfied. Advance payments from customers have been categorized as current or non-current deferred revenue based on the expected performance date. We applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. The financing component of multi-year contracts was not significant.

Stock-Based Compensation and Common Stock Valuation

Stock-based compensation expense is measured based on the grant-date fair value of the stock-based awards, and is recognized over the requisite service period. We determine the fair value of stock-based awards granted or modified on the modification date at fair value, using appropriate valuation techniques. We recognize forfeitures as they occur.

We grant certain awards, primarily options, that vest based upon a service condition. We use the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. We record stock-based compensation expense for stock options on a straight-line basis over the requisite service period, which is generally four years.

The fair value of the Restricted Stock Units (“RSUs”) is the fair value of the underlying stock at the measurement date. For awards that are subject to both time-based service and performance conditions (including liquidity events), no expense is recognized until it is probable that the vesting criteria would be met. Stock-based compensation expense for awards with performance and other vesting criteria is recognized as expense under an accelerated graded vesting model.

We have historically granted stock options at an exercise price equal to the fair value as determined by the Board of Directors on the date of grant. Given the absence of a public market for our common stock, our Board of Directors estimated the fair value of our common stock at the time of each grant of an equity-based award.

Common Stock Valuations

Our Board of Directors utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of our common stock at each grant date, including the following factors:

•	relevant precedent transactions including our capital transactions;

•	the liquidation preferences, rights, preferences, and privileges of our preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	our stage of development;

•	the likelihood and timing of achieving a liquidity event for the common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

In valuing our common stock, our Board of Directors determined the equity value of our business generally using the income approach and the market approach valuation methods. In allocating the equity value, we considered and have used a combination of the option pricing method, or OPM, the Probability Weighted Expected Return Method, or PWERM, and the Hybrid Method (which is a combination of the OPM and PWERM). When using the Hybrid Method, it involves the estimation of multiple future potential outcomes for us and estimates of the probability of each respective potential outcome. The common stock per share value determined using this approach is ultimately based upon probability-weighted per share values resulting from the various future scenarios. Our scenarios included the use of an initial public offering scenario and a scenario assuming continued operation as a private entity (in which an OPM was applied). After the Equity Value is determined and allocated to the various classes of shares, a discount for lack of marketability, or DLOM, is applied to arrive at the fair value of the common stock. A DLOM is applied based on the theory that as a private company, an owner of the stock has limited opportunities to sell this stock and any such sale would involve significant transaction costs, thereby reducing overall fair market value.

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Upon the consummation of the Business Combination, the fair value of our common stock will be determined based on the quoted market price on the NYSE.

Preferred Stock Warrants and Convertible Notes

As of October 31, 2021, we had preferred stock warrants which were exercisable for Series B and Series D preferred stock. We evaluated the Series B and Series D preferred stock warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded the Series B and Series D preferred stock warrants do not meet the criteria to be classified in stockholders’ equity. Specifically, the settlement provisions of the Series B and certain Series D preferred stock warrants meet the criteria for liability classification as the number of shares to be issued was not fixed at the time of issuance. Certain other Series D preferred stock warrants meet the criteria for liability classification as certain terms of the warrants preclude them from being indexed to our stock. As such, the Series B preferred stock warrants and Series D preferred stock warrants are recognized as liabilities and recorded at fair value. The change in fair value of the Series B and Series D preferred stock warrants is recognized at each reporting date in the Consolidated Statement of Operations and Comprehensive Loss.

We have elected the fair value option to account for our convertible notes. We record the convertible notes at fair value with changes in fair value recorded on the Consolidated Statement of Operations and Comprehensive Loss. The primary reason for electing the fair value option is for simplification and cost-benefit considerations of accounting for the convertible notes at fair value versus bifurcation of the embedded derivatives. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.

The fair value of our preferred stock warrants and convertible notes are based on significant inputs including, estimated time to liquidation, volatility and discount yield, which are not observable in the market and which causes them to be classified as a Level 3 measurement within the fair value hierarchy. These valuations use assumptions and estimates we believe would be made by a market participant in making the same valuation. We assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

The fair value of the convertible notes and preferred stock warrants may change significantly as additional data is obtained, impacting our assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact our results of operations in future periods.

Property and Equipment and Long-lived Assets

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Repair and maintenance costs are expensed as incurred. Significant improvements that extend the useful life or add functionality to property and equipment are capitalized. Depreciation is computed once an asset is placed in service using the straight-line method over the estimated useful life of the asset.

Costs directly associated with design, construction, launch, and commissioning of satellites and systems are capitalized when the design and operation of the satellites and systems is at a sufficiently advanced stage such that we believe the recovery of the costs through future cash inflows to be probable. We capitalize materials, labor and launch costs (including integration and launch insurance costs) that are incurred and necessary for the satellites to be placed into service. We depreciate the cost of a satellite over its estimated useful life, using a straight-line method of depreciation, once it is placed into service, which is when we determine that the satellites are providing imagery that meets the required quality specifications for sale to our customers.

The estimated useful life over which we depreciate a satellite is determined once the satellite has been placed into service. The initial determination of the satellite’s useful life involves the consideration of multiple factors, including design life, random part failure probabilities, expected component degradation and cycle life, fuel consumption (where applicable), and experience with satellite parts, vendors and similar assets.

At least annually, or more frequently, should facts and circumstances indicate a need, we perform an assessment of the remaining useful lives of our property and equipment including our satellites. The assessment for satellites evaluates satellite usage data, remaining fuel (where applicable), operational stresses and other factors that may impact the satellite’s expected useful life.

In February 2021, we completed an assessment of the useful lives of our satellites and adjusted the estimated useful life of certain satellites from 6 years to 9 years. This change in accounting estimate was effective beginning in fiscal year 2022. In August 2021, additional information specific to a single high resolution satellite became available which indicated the useful life for the satellite will be less than originally estimated. The change in estimate for this satellite was accounted for prospectively beginning in August 2021. The effect of these changes in estimate was a net decrease in depreciation expense of $13.7 million for the nine months ended October 31, 2021. These changes in estimate are expected to result in a net decrease in depreciation expense of $17.6 million for the fiscal year ended January 31, 2022.

For the fiscal years ended January 31, 2021 and 2020, we recognized an additional $0.7 million and $2.5 million, respectively, in depreciation expense as a result of retirement of certain satellites.

Additionally, the carrying amount of long-lived assets to be held and used in the business are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit or material adverse changes in the business climate that indicate that the carrying amount of an asset may be impaired. When impairment indicators are present, the recoverability of the asset is measured by comparing the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, or an asset group. If the carrying amount of the asset or asset group is not recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of each long-lived asset or asset group exceeds the fair value of the asset or asset group. No events or changes in circumstances indicated the carrying amounts of our long-lived assets may not be recoverable during the years ended January 31, 2021 and 2020.

Income Taxes

We account for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

As of January 31, 2021, we had deferred tax assets of $131.1 million before valuation allowance. We regularly assess whether we can realize our deferred tax assets and establish a valuation allowance if it is more likely than not that some or all of our deferred tax assets will not be realized. We evaluate all available positive and negative evidence such as past operating results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax planning strategies. Based on management’s assessment that the realization of any future benefit from our deferred tax assets cannot be sufficiently assured, we recorded a valuation allowance against these deferred tax assets. Management’s estimates of future profitability and future changes in ownership may materially impact our valuation allowance and our net deferred tax position.

Judgement is required in evaluating our uncertain tax positions and determining our provision for income taxes. We may recognize a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. As of October 31, 2021, our estimated gross unrecognized tax benefits were $5.4 million, none of which, if recognized, would affect the effective tax rate.

We are subject to income tax in the United States and various foreign jurisdictions. As of January 31, 2021, we had a net deferred tax asset of $0.4 million. Our federal net operating loss (“NOL”) carryforward totaled $384.8 million, of which $261.1 million will expire at various dates through 2037 and $123.7 million has an indefinite carryforward. Additionally, we have state and foreign NOL carryforwards of $163.2 million and $1.3 million, respectively. The NOL carryforwards may be available to offset future income tax liabilities.

Recent Accounting Pronouncements

Please refer to Note 2 in our consolidated financial statements included elsewhere in this Current Report on Form 8-K for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We have operations within the United States, Canada, Asia and Europe and as such we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Foreign Currency Risk

We are exposed to foreign currency exchange risk related to transactions in currencies other than the U.S. Dollar, which is our functional currency. Our foreign subsidiaries, revenue and operating expenses expose us to foreign currency exchange risk. For the nine months ended October 31, 2021 and 2020, approximately 22% and 10%, respectively, of our revenue was in foreign currencies. For the fiscal years ended January 31, 2021 and 2020, approximately 10% and 15%, respectively, of our revenue was in foreign currencies. These sales were primarily denominated in Euro.

A hypothetical 10% change in exchange rates, with the U.S. dollar as the functional and reporting currency, would not result in a material increase or decrease in cost of revenue and operating expenses.

Interest Rate Risk

Cash and cash equivalents consist solely of cash held in depository accounts and as such are not affected by either an increase or decrease in interest rates. Due to the short term nature of cash equivalents, including our money market accounts, would also not be significantly impacted by changes in the interest rates.

As of October 31, 2021 and January 31, 2021, interest rates on our borrowings are primarily fixed.

We believe that a 10% increase or decrease in interest rates would not have a material effect on our interest income or expense.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.